Putnam Diversified Income Trust, September 30, 2014, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		140,468
Class B		  3,805
Class C   	 42,697
Class M		 11,650

72DD2 (000s omitted)

Class R		    279
Class R5	      1
Class R6	    569
Class Y		106,292

73A1

Class A	    	   .419
Class B	    	   .359
Class C	    	   .359
Class M 	   .397

73A2

Class R	    	   .399
Class R5	   .403
Class R6 	   .405
Class Y	    	   .443

74U1	(000s omitted)

Class A	        311,300
Class B	         10,748
Class C	        142,523
Class M	         27,875

74U2	(000s omitted)

Class R		    826
Class R5	      1
Class R6	  1,738
Class Y	        394,643

74V1

Class A		   7.89
Class B		   7.81
Class C		   7.76
Class M		   7.77

74V2

Class R		   7.80
Class R5	   7.82
Class R6	   7.82
Class Y		   7.82


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.